Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

     This Membership Interests Purchase Agreement (the “Agreement”), dated as of November 30, 2004, is by and among United Midwestern Promoters Motorsports, LLC, an Ohio limited liability company (the “Company”), and National Speedways of Iowa, Inc., an Iowa Corporation, Track Enterprises, Inc., an Illinois Company, Ken Schrader Racing, Inc., a North Carolina Corporation, and Lebanon Valley Auto Racing Corp. a New York Corporation, the holders of all of the outstanding membership interests in the Company (each, a “Member”, and collectively, the “Members”), and Boundless Motor Sports Racing, Inc., a Colorado corporation (“Purchaser”).

W I T N E S S E T H :

     WHEREAS, the Members are the legal and beneficial holders of all issued and outstanding membership interests in the Company (the “Interests”), and the Members desire to sell, and Purchaser desires to purchase, the Interests;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

     1.1. Definitions. Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

ARTICLE II
Purchase and Sale

     2.1. Purchase and Sale of Interests. Subject to and upon the terms and conditions contained herein, at the Closing, the Members shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all adverse claims, security interests, liens, claims and encumbrances, and Purchaser shall purchase, accept and acquire from the Members, the Interests. In selling their Interests to Purchaser, each Member and the Company hereby waives the provisions of Section 6.1.4 of the Operating Agreement.

     2.2. Purchase Price. The purchase price for the Interests shall be an amount equal to $2,400,000 (the “Purchase Price”), which shall be payable as follows:

          (a) $200,000 of which was paid by Purchaser to Members, in October 2004 (which amount is refundable by Members, if the Closing does not occur, by wire transfer of immediately available funds within two (2) business days following a refund request by Purchaser, if any of the following conditions are identified by Purchaser: (i) the Company has any liability or obligations which the Company has not agreed in writing to pay-off prior to the Closing; (ii) the Company has any encumbrances of any kind, on any of its assets which the Company has not agreed in writing to get released prior to Closing; (iii) the assets of the

Company do not include all of the assets listed on Schedule 3.14(a)(2) and the Stacker 2 Agreement; or (iv) the Stacker 2 Agreement is not in full force or effect);

          (b) $1,600,000 of which shall be payable at the Closing in immediately available funds (the “Closing Cash Consideration”); and

          (c) the remaining $600,0000 of which shall be payable by the delivery to Members of 164,384 shares (the “Purchaser Shares”) of the common stock, par value $0.0001 per share (the “Purchaser Common Stock”).

In addition, at the Closing, Purchaser shall execute and deliver to the Members warrants to purchase up to an aggregate of 40,000 shares of Purchaser Common Stock, which warrants shall be in the form of Exhibit F attached hereto (the “Warrants”). The Closing Cash Consideration and the shares of Purchaser Shares shall be divided among the Members according to their respective Percentage of Member’s Interest, which ownership and ownership percentages are set forth on Schedule 3.1.

     2.3. Cash; Accounts Receivable. Any cash in the Company’s bank accounts as of the Closing shall be distributed to the Members in accordance with their ownership percentages set forth in Schedule 3.1. Except as provided in the following sentence, any amounts received by the Company (pre or post-Closing) on the accounts receivables listed on Schedule 2.3, shall be distributed to the Members in accordance with their ownership percentages set forth in Schedule 3.1.

     2.4. Post-Closing Adjustment. In the event that the average closing price of the Purchaser Common Stock for the ten-trading days immediately preceding the one-year anniversary of the Closing Date (the “Average Anniversary Price”) is less than $3.65 per share, then Purchaser shall issue to Members additional shares of Purchaser Common Stock equal to the difference between: (i) $600,000 divided by the Average Anniversary Price, less (ii) 164,384, with any such additional shares being divided among the Members pursuant to the Percentage of Member’s Interest set forth in Schedule 3.1; provided, however, that in lieu of issuing to the Members additional shares of Purchaser Common Stock, Purchaser may elect in writing to purchase, at a purchase price of $3.65 a share (the “Repurchase Price”), the Purchaser Shares from the Members, and upon such election, the Members shall sell the Purchaser Shares to Purchaser at the aggregate Repurchase Price for such shares. Any adjustments under this Section 2.4 shall appropriately take into account any stock splits, stock dividends, recapitalizations or the like by Purchaser.

ARTICLE III
Representations and Warranties of the Company and Members

     The Company and Members, jointly and severally, represent and warrant that the following are true and correct as of the date hereof (all Schedules referenced in this Article III are contained in the Company Disclosure Schedule of even date herewith):

     3.1. Ownership of the Interests. Each Member owns, beneficially and of record, good and marketable title to the Interests, which ownership is set forth on Schedule 3.1. The Interests constitutes all of the issued and outstanding equity interests in the Company. At the

Closing, Members will convey to Purchaser good and marketable title to the Interests, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, members’ agreements or restrictions.

     3.2. Organization and Good Standing; Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, with all requisite limited liability company power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (this Agreement and such other documents, instruments and agreements are sometimes collectively referred to herein as the “Transaction Documents”) and to consummate the transactions contemplated thereby. The Company is not required to be qualified or licensed to do business in any state. The Company does not have any assets, employees or offices in any state other than Indiana, Illinois and Iowa.

     3.3. Capitalization. Ownership of the Interests is set forth in Schedule 3.1. All capital contributions to be paid for the Interests have been paid in full. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, membership interests in the Company. Neither Members nor the Company are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any membership interests in the Company. No membership interests in the Company have been issued or disposed of in violation of the preemptive rights of any of the Company’s members.

     3.4. Company Records. The copies of the Articles of Organization and Operating Agreement, and in each case, all amendments thereto, of the Company that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The Company has delivered to Purchaser accurate consents to all actions taken without meetings by the Managers, the Advisory Board and the members of the Company since the formation of the Company. The Company has never had any actual meetings by the Managers, the Advisory Board or the members of the Company. The Company has no Managers, and the Advisory Board is authorized to act on behalf of the Company.

     3.5. Authorization and Validity. The execution, delivery and performance by the Company and Members of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by the Company and Members. The Transaction Documents have been duly executed and delivered by the Company and Members and constitute legal, valid and binding obligations of the Company and Members, enforceable against the Company and Members in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies. The sale of the Interests by Members to Purchaser will not impair the ability or authority of the Company to carry on its business as now conducted in any respect.

     3.6. Subsidiaries. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

     3.7. No Violation. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated by the Transaction Documents will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Organization or Operating Agreement of the Company (i.e., provisions of Section 6.1.4 of the Operating Agreement have been waived pursuant to Section 2.1 above) or any agreement, indenture or other instrument under which the Company or Members are bound or to which the Interests or any of the assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Interests or any of the assets of the Company, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, Members, the Interests or the assets of the Company. The Company and Members have complied with all laws, regulations and licensing requirements and have filed with the proper authorities all necessary statements and reports.

     3.8. Consents. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transaction Documents on the part of the Company or Members.

     3.9. Financial Statements. Prior to the Closing, the Company will furnish to Purchaser the following financial information of the Company: (i) detailed general ledgers of the Company for the last fiscal year and the period subsequent to that date; (ii) copies of all federal and state income tax returns; (iii) copies of prior years audit reports, if any; (iv) bank statements for the last 24 months, to the extent obtainable; (v) billing records for the last 24 months; (vi) records regarding amounts paid during the last 24 months and all current outstanding bills; (vii) copies of all operating and capital leases, if any; (viii) copies of all loan agreements on any loans outstanding during the last 24 months; (ix) copies of any points or bonus systems used to compensate drivers; (x) copies of marketing and sponsorship agreements; (xi) payroll tax reports for last 24 months; and (xii) the members register (the “Financial Information). The Financial Information is in accordance with the books and records of the Company, and fairly and accurately present the financial condition and results of operations of the Company since inception. Set forth on Exhibit 3.9 is the proposed budget for the Company for 2004 (the “Budget”). The Budget accurately reflects the actual income and expenses of the Company for 2004, and there are no other obligations or expenses incurred by the Company in 2004 in excess of $25,000.

     3.10. Liabilities and Obligations. As of the Closing, except as provided in Schedule 3.10(a), the Company has no liabilities or obligations of any kind. Except as set forth on Schedule 3.10(b), as of the Closing, the Company has not received any pre-payments for the 2005 racing season. Within thirty (30) days after the Closing, the Members agree to repay the $150,000 prepayment listed on Schedule 3.10(b), and the Company shall be entitled to receive any and all amounts payable by Hoosier to the Company for the 2005 racing season, without deduction of said $150,000.

     3.11. Operating Matters. Prior to Closing, the Company will furnish to Purchaser copies of the form of members agreement and sanctioning agreement pertaining to the above matters.

     3.12. Employee Matters. Schedule 3.12 contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the “Cash Compensation”) of all employees of the Company. As of the Closing Date, all amounts owed to the employees of the Company for the period prior to the Closing have been paid in full. There are no employment agreements between the Company and any of its employees, and all of the employees of the Company are terminable “at will” without any liability for severance or any other benefits as a result of any termination after the Closing by the Company. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no: (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist; or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company, nor does any basis therefor exist.

     3.13. Employee Benefit Plans. The Company does not, and has not, sponsored or contributed to on behalf of its employees any employee benefit plans (the “Employee Benefit Plans”) (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     3.14. Title; Leased Assets. The Company does not own any interest in any real property. Except as set forth in Schedule 3.14(a)(1), the Company has good, valid and marketable title to all tangible and intangible personal property owned by it (collectively, the Personal Property”). The Personal Property includes, without limitation, the assets listed on Schedule 3.14(a)(2). The only lease of real or personal property to which the Company is a party, either as lessor or lessee, is an office lease in a mobile home park in Evansville, Indiana, with a lease rate of $165 per month, which lease is terminable at will at any time. All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies. The Company owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company, which will not be impaired by the consummation of the transactions contemplated hereby.

     3.15. Commitments. Set forth on Schedule 3.15 is a complete list of all agreements, contracts, instruments and arrangements, oral or written, to which the Company is a party (collectively, the “Contracts”). There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Contracts. The Contracts are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company and Members, may be made by any party thereto, nor has the Company waived any rights thereunder. The Company has not received notice of any default with respect to any Commitment. Neither the Company nor Members have received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract, and neither the Company nor Members know of any fact that would justify the exercise of such a right. Neither the Company nor Members currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Contract.

     3.16. Insurance. A list and brief description of all insurance policies of the Company are set forth in Schedule 3.16, which policies are in full force and effect. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured.

     3.17. Patents, Trade-marks, Service Marks and Copyrights. Set forth in Schedule 3.17(a), is a true and correct description of the following (the “Proprietary Rights”): (i) all URL’s, domain and website addresses, logos, all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Company with respect to the business of the Company, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use. Except as set forth in Schedule 3.17(b), the Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Company nor any Member knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated (unless otherwise specifically noted on Schedule 3.17(b)) and, if applicable, has been duly issued or filed. The Company and Members have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, Company or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company with respect thereto.

     3.18. Trade Secrets and Customer Lists. The Company has the right to use, free and clear of any claims or rights of others all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

     3.19. Taxes. All Tax Returns required to be filed by or on behalf of the Company have been properly prepared and duly filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed. All Taxes (whether or not shown on such Tax Returns) payable by or on behalf of the Company have been paid in full. The Company has complied in all respects with all applicable laws relating to the payment of any withholding of Taxes and has duly and timely withheld from employees’ salaries, wages and other compensation and has paid over to the appropriate Tax authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. Neither the Company nor Members have executed or filed with the IRS or any other Tax authority any contract, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force. No claim has been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns such that the Company or the Business is or may be subject to taxation by the jurisdiction.

     3.20. Compliance with Laws. The Company and Members have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports with respect to the operation of the Business. There are no existing violations by the Company or Members of any federal, state or local law or regulation that could affect the property or business of the Company. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

     3.21. Finder’s Fee. Neither the Company nor Members have incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

     3.22. Litigation. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Company or Members threatened, against or affecting, or that could in any way affect, the Company, any of the Interests, or the business of the Company. Neither the Company nor Members are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Company or to the Business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither the Company nor Members know of any basis for any such action, proceeding or investigation.

     3.23. Accuracy of Information Furnished. All information furnished to Purchaser by the Company or Members hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. To the best knowledge of the Company and Members, such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

     3.24. Condition of Fixed Assets. All of the equipment owned by the Company is in good condition and repair for their intended use in the ordinary course of business.

     3.25. Books of Account. The books of account of the Company have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

     3.26. Accounts Receivable. Schedule 3.26 sets forth the accounts receivable of the Company as of November 30, 2004, and the payments and rights to receive payments related thereto. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

     3.27. Distributions and Repurchases. No distributions of any kind have been declared or paid by the Company on any of its membership interests at any time. No repurchase of any of the membership interests of the Company has been approved or effected by the Company at any time.

     3.28. Banking Relations. Set forth in Schedule 3.28 is a complete and accurate list of all arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     3.29. Environmental Matters. The Company is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called “Environmental Laws”), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of the Company. To the best knowledge of the Company and Members, the assets of the Company have never been used in a manner that would be in violation of any of the Environmental Laws.

     3.30. Certain Payments. To the best knowledge of the Company and Members, neither the Company nor any Member nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the Business: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

     3.31. Information Furnished to Members. Members have been provided with, and are familiar with, the financial and other information regarding the business and operations of Purchaser that Members deem necessary for evaluating the merits and risks of the transactions contemplated by the Transaction Documents. Each Member is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Documents, including, without limitation, those pertaining to the Purchaser Common Stock.

     3.32. Investment Purposes. Each Member is acquiring its portion of the Purchaser Shares for investment purposes and not with a view toward resale or distribution thereof, and has no present intention of selling, granting any participation in, or otherwise distributing such Purchaser Shares.

     3.33. Restricted Securities. Members understand that the Purchaser Shares will be issued by Purchaser pursuant to an exemption from the registration requirements of the Securities Act, and are characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) and may be resold without registration under the Securities Act only in limited circumstances. In connection with the foregoing, Members are familiar with Rule 144 and understand the resale limitations imposed thereby on the Purchaser Shares.

ARTICLE IV
Representations and Warranties of Purchaser

     Purchaser represents and warrants that the following are true and correct as of the date hereof:

     4.1. Organization and Good Standing. Purchaser is a Company duly organized, validly existing and in good standing under the laws of the State of Colorado, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.

     4.2. Authorization and Validity. The execution, delivery and performance by Purchaser of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Purchaser. The Transaction Documents have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

     4.3. Authorization of Purchaser Shares. Purchaser has taken all action necessary to permit it to issue and deliver the Purchaser Shares to Members. The Purchaser Shares issued to Members pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable, free and clear of any liens, claims, charges or security interests.

     4.4. No Violation. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

     4.5. Consents. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transaction Documents on the part of Purchaser.

     4.6. Financial and Related Information. Purchaser has made available to Members copies of all filings made by Purchaser with the Securities and Exchange Commission under the Exchange Act (the “Exchange Act”), since January 1, 2003 (collectively, the “SEC Filings”), which filings may be obtained at www.sec.gov. The SEC Filings comply in all material respects with the requirements of the Exchange Act, and as of their respective filing dates, no SEC Filing contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.7. Compliance with Laws. Purchaser has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser of any federal, state or local law or regulation that could affect the property or business of Purchaser.

     4.8. Finder’s Fee. Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

     4.9. Litigation. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Purchaser threatened, against or affecting, or that could affect, Purchaser or the business of Purchaser, which would have a material adverse effect on Purchaser. Purchaser is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree.

ARTICLE V
Closing Deliveries

     5.1. Deliveries of the Company and Members. At the Closing, the Company and Members shall deliver to Purchaser the following, all of which shall be in form and content satisfactory to Purchaser and its counsel:

          (a) an executed amendment to the Operating Agreement of the Company assigning the Interests of the Members to Purchaser, and admitting Purchaser as the sole member of the Company, which amendment shall be in the form of Exhibit B attached hereto (the “Amendment”);

          (b) a copy of resolutions of the Advisory Board of the Company and each Member which is a legal entity authorizing the execution, delivery and performance of the Transaction Documents, certified by the Secretary of the Company or such entity (as the case may be) as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (c) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Ohio establishing that the Company is in existence and is in good standing to transact business in its state of Ohio;

          (d) executed Consulting Agreements between Purchaser and each of Howard Commander, Robert Sargent, Robert Lawton and Kenneth Schrader, in substantially the form attached as Exhibit C (collectively the “Consulting Agreements”);

          (e) an executed five-year Noncompetition Agreement between the Purchaser and each of Howard Commander, Robert Sargent, Robert Lawton and Kenneth Schrader (each of whom are controlling/sole shareholders of the Members which are corporations and Douglas Bland, in substantially the form attached as Exhibit D (the “Noncompetition Agreement”);

          (f) the Stacker 2 acknowledgements set forth in Schedule 5.1(f) attached hereto; and

          (g) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Interests.

     5.2. Deliveries of Purchaser. At the Closing, Purchaser shall deliver the following to Members:

          (a) the Closing Cash Consideration in immediately available funds;

          (b) the Warrants;

          (c) a copy of the Transmittal Letter to be delivered to the transfer agent for the Purchaser Shares, a copy of which is attached hereto as Exhibit E;

          (d) an executed copy of the Amendment;

          (e) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of the Transaction Documents, each certified by Purchaser’s Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (f) the executed Consulting Agreements;

          (g) an executed Noncompetition Agreement; and

          (h) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Colorado, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state.

ARTICLE VI
Other Agreements

     6.1. Further Instruments of Transfer. Following the Closing, at the request of Purchaser, Members shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to vest in Purchaser good and marketable title to the Interests.

     6.2. Resignations of Advisory Board and Officers. Effective immediately following the Closing, each member of the Advisory Board and each Member of the Company shall be deemed to have resigned as a manager and/or officer of the Company, without the necessity of taking any further action by the Company and/or any Member.

     6.3. Release of Members’ Claims. Each Member, on its own behalf and on behalf of its affiliates hereby irrevocably waives, releases and discharges the Company from any and all claims, damages, causes of action, suits, liabilities and obligations that such Member or its affiliates have, or may have, against the Company of any kind or nature whatsoever, whether known or unknown, and whether as a manager, member, officer, employee, advisor or consultant of or to the Company, or otherwise, as of the Closing Date.

     6.4. Advisory Council. Purchaser will form an Advisory Council to assist the Board of Directors of Purchaser in matters concerning the racing business operated by Purchaser and its subsidiaries. Each of Howard Commander, Robert Sargent, Robert Lawton and Kenneth Schrader will be appointed by the Board of Directors of Purchaser as a member of the Advisory Council. Each member of the Advisory Council will be granted an option to purchase 5,000 shares of Purchaser Common Stock, at the fair market value of the Purchaser Common Stock at the time of grant, on initial appointment to the Advisory Council and upon re-appointment as a member of the Advisory Council. Members of the Advisory Council shall serve at the discretion of the Board of Directors of Purchaser. The Board of Directors of Purchaser shall make appointments to the Advisory Council on an annual basis.

     6.5. Restrictive Legend. Each certificate representing Purchaser Shares shall bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE APPLICABLE SECURITIES AND EXCHANGE COMMISSION RULES AND REGULATIONS.

     6.6. Information Regarding Drivers and Tracks. Within fifteen (15) days after the Closing: (i) Members will deliver to Purchaser Schedule 6.6(a), which will be a list of all current drivers who are members of United Midwestern Promoters, and the amounts paid for by each of such members; and (ii) Members will deliver to Purchaser Schedule 6.6(b), which will be a list of all tracks sanctioned by the Company for races held in the 2004 racing season of the Company and the sanctioning fees paid by such tracks during 2004.

ARTICLE VII
Remedies

     7.1. Indemnification by Members. Subject to the terms and conditions of this Article, each Member, jointly and severally, shall indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys’ fees and expenses (collectively, “Damages”), asserted against or incurred by such indemnitees by reason of or resulting from: (a) a breach of any representation, warranty or covenant of the Company or Members contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby (provided, however, that the aggregate amount of such Damages must exceed $20,000 before any claims can be made against the Members under this Section 7.1; (b) any Taxes owed or claimed to be owed by the Company for any period prior to the Closing Date; (c) any liability or obligation of the Company pertaining or relating to the period prior to the Closing; (d) the matter identified in Schedule 3.17(b), but only for the period prior to the Closing Date; (e) the failure by the Company to qualify to do business in the States of Illinois, Iowa or Indiana (if so required); (f) any claims made by Douglas Bland that: (1) he is a member of the Company or has any right to an ownership interest in the Company, or (2) he is entitled to received any consideration in connection with the transactions contemplated hereby by reason of Section 4 of the Xtreme Dirt Agreement; and (g) the failure of the Members to repay the $150,000 prepayment listed on Schedule 3.10(b) within thirty (30) days after the Closing. Each Member that is a corporation agrees that if such Member makes a distribution of the Purchase Price to its shareholders, that as a condition to such distribution, such Member will cause its shareholders to execute and deliver an instrument to Purchaser pursuant to which such shareholder shall agree to be bound by and subject to the provisions of this Article VII to the same extent as such assigning Member.

     7.2. Indemnification by Purchaser. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold Members and their respective heirs and assigns harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from a breach of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby.

     7.3. Conditions of Indemnification. The respective obligations and liabilities of Members and Purchaser (the “indemnifying party”) to the other (the “party to be indemnified”) under Sections 7.1 and 7.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

          (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

          (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

          (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

     7.4. Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     7.5. Remedies Not Exclusive. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

     7.6. Offset. Any and all amounts owing or to be paid by Purchaser to Members, hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by Members to Purchaser in respect of any failure or breach of any representation, warranty or covenant of the Company or Members under or in connection with the Transaction Documents or any transaction contemplated thereby, as reasonably determined by Purchaser.

     7.7. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees and expenses), except that: (a) Member shall bear all costs incurred by the Company if the Closing occurs; (b) each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement.

ARTICLE VIII
Miscellaneous

     8.1. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     8.2. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

     8.3. Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     8.4. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     8.5. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     8.6. No other Representations and Warranties. Except as set forth in the Transaction Documents, the Parties do not make any representations, warranties or covenants of any kind, express or implied.

     8.7. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, Members or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Company and Members or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) years, except for (a) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (b) indemnification provisions for the violation of the representations and warranties set forth in Sections 3.1 and 3.3, or any Environmental Laws.

     8.8. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE.

     8.9. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     8.10. Confidentiality; Publicity and Disclosures. Prior to the Closing, each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any Interests exchange or market, and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement.

     8.11. Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of each party shall be the parties shall be:

If to any Member:	The address set forth under such Member’s name on Schedule 3.1

With a copy to:	Isaac, Brant, Ledman & Teetor LLP
250 East Broad Street, Suite 900
Columbus, Ohio 43215-3742
Attn: Maribeth Deavers, Esq.
Facsimile: 614/365-9516

If to Purchaser:	Boundless Motor Sports Racing, Inc.
2500 McGee Drive, Suite 147
Norman, Oklahoma 73072
Attn: Paul A. Kruger, CEO
Facsimile: 405/360-5354

With a copy to:	Boundless Motor Sports Racing, Inc.
1257 Lake Plaza Drive
Colorado Springs, Colorado 80906
Attn: Dan Malasky, General Counsel
Facsimile: 719/884-2145

With a copy to:	Jackson Walker L.L.P.
2435 N. Central Expressway, Suite 600
Richardson, Texas 75080
Attention: Richard F. Dahlson, Esq.
Facsimile: 972-744-2909

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     8.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

EXECUTED as of the date first above written.

UNITED MIDWESTERN PROMOTERS MOTORSPORTS, LLC

By: /s/ Robert Lawton
Name: Robert Lawton
Title: Member

NATIONAL SPEEDWAYS OF IOWA, INC.

By: /s/ Robert Lawton
Name: Robert Lawton
Title: President

TRACK ENTERPRISES INC.

By: /s/ Robert D. Sargent
Name: Robert D. Sargent
Title: President

KEN SCHRADER RACING, INC.

By: /s/ Ken Schrader
Name: Ken Schrader
Title: President

LEBANON VALLEY AUTO RACING CORP.

By: /s/ Howard Commander
Name: Howard Commander
Title: President

BOUNDLESS MOTOR SPORTS RACING, INC.

By: /s/ Paul A. Kruger
Name: Paul A. Kruger
Title: Chief Executive Officer

EXHIBIT A

DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below:

     “Business” shall mean the dirt track car racing, promotion and sanctioning business operated by the Company.

     “Closing” shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas 75080, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

     “Closing Date” shall mean the date of the Closing.

     “Code” shall mean the Internal Revenue Code of 1986.

     “Interests” shall have the meaning set forth in the first Recital to this Agreement.

     “Operating Agreement” means the Operating Agreement of the Company, dated December 23, 2002, as amended on September 24, 2004.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Stacker 2 Agreement” means that certain Sponsorship Agreement, dated December 2, 2003, by and between NVE Pharmaceuticals, Inc. and Xtreme Dirt Car Inc.

     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, production, premium, windfall profits, environmental, customs duties, capital Interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, other than any return, declaration, report, claim for refund or information return or statement the failure of which to file would not have a material adverse effect on the Company.

     “Xtreme Dirt Agreement” means that certain Asset Purchase Agreement, dated September 22, 2004, by and among Douglas Bland, DirtCar, Inc. and the Company.

A-1